Investor Relations:	Media Contact:
Joe Hassett	Matt McLoughlin
Gregory FCA	Gregory FCA
joeh@gregoryfca.com	matt@gregoryfca.com
610-228-2110	610-228-2123

FOR IMMEDIATE RELEASE

UNIVERSAL DISPLAY CORPORATION ANNOUNCES
SECOND QUARTER 2012 FINANCIAL RESULTS

Ewing, New Jersey — August 08, 2012 — Universal Display Corporation (NASDAQ: PANL), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today announced its results for the second quarter of 2012.

For the second quarter of 2012, the Company reported net income of $11.0 million, or $0.23 per diluted share, on revenues of $30.0 million.  For the second quarter of 2011, the Company reported net income of $3.3 million, or a loss of $0.03 per diluted share, on revenues of $11.3 million.  In the second quarter of 2012, the Company recognized $15.0 million in revenue under a licensing agreement with Samsung Display Corporation (SDC, and formerly Samsung Mobile Display) under which SDC is obligated to make payments to the Company of $15.0 million in each of the second and fourth quarters of this year.  Results for the second quarter of 2011 included a $4.5 million, non-cash gain on stock warrant liability.

“We are pleased to report the best quarterly financial results in our Company’s history,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display.  “The significant increase in licensing revenue and a near doubling of material sales in the quarter reflect the growth of our OLED technology. Looking at the first half of the year, we generated over $9.2 million in operating cash flow, while improving operating income by over $15.0 million on a $21.8 million increase in revenues compared to the first half of fiscal 2011.  We believe our financial performance illustrates our success in leveraging our proprietary technology and materials and OLED industry leadership to provide attractive returns for our shareholders.”

Second Quarter Results

Revenues for the second quarter of 2012 were $30.0 million, a 166 percent increase compared to revenues of $11.3 million in the same quarter of 2011.  Material sales were $12.8 million in the quarter, up 92 percent from $6.7 million in the second quarter of 2011, as a result of expanded marketplace adoption of our technology and materials.  Royalty and license fees were $15.4 million in the second quarter of 2012, up 479 percent compared to $2.7 million in the same quarter of 2011.  Royalty and license revenue in the second quarter of 2012 included the recognition of a $15.0 million semi-annual license payment from SDC compared to $1.8 million of SDC royalty revenue in last year’s second quarter.   Operating expenses for the second quarter of 2012 were $17.1 million compared to $12.3 million in the same quarter of 2011, primarily due to an increase in cost of materials, employee and research and development expenses. The Company reported operating income of $12.9 million for the second quarter of 2012, an improvement of $14.0 million compared to an operating loss of $1.1 million for the second quarter of 2011.

Cash provided by operating activities for the second quarter of 2012 was $11.2 million, compared to $223,000 for the second quarter of 2011.

The Company’s balance sheet remained strong, with cash and cash equivalents and short-term investments of $350.0 million as of June 30, 2012.  Subsequent to the end of the quarter, the Company used $4.0 million to fund an investment in Plextronics, and $105.0 million to purchase approximately 1,255 OLED patents and patent applications from Fujifilm Corporation.

First Six Months Results

Revenues for the first six months of 2012 were $42.6 million, a 104 percent increase from the first half of 2011. Material sales in the first half of the year were $23.4 million, an increase of 108 percent compared to material sales of $11.2 million in the first half of 2011.  Operating income in the first half of 2012 was $11.4 million, or 27 percent of revenues.  Operating income in the first half of 2012 increased over $15.0 million to $11.4 million compared to the operating loss of $3.8 million in the first half of 2011.  For the first half of 2012, we reported net income of $9.7 million, or $0.21 cents per diluted share, compared to a net loss of $8.6 million, or $0.20 per diluted share, in the same period in 2011.  The net loss in the first six months of 2011 included a $4.5 million loss on stock warrant liability.

Mr. Rosenblatt concluded, “We believe that the widespread adoption of OLED technology is creating growth opportunities for our innovative technologies and materials.  We are investing strategically to add new capabilities in our existing, adjacent and developing OLED markets in a manner designed to build effectively on our materials and technologies where we have a leading industry position.  We formed a strategic alliance to accelerate the development and commercialization of solution-based OLED material systems incorporating our PHOLED materials with our partners’ hole injection and hole transport materials. And, we most recently purchased approximately 1,255 OLED patents and patent applications.  We believe that these actions clearly demonstrate our commitment to enhancing our portfolio of intellectual property and materials to extend our industry leadership and help accelerate the growth of the OLED market.”

GUIDANCE

The Company’s arrangement with SDC provides a substantial amount of visibility into its potential future financial performance. Although the OLED industry is still at a stage where many variables can have a material effect on growth, in an effort to increase our transparency, Universal Display is providing the following financial guidance. Again with the caveat that the

OLED industry is still in an early stage, the Company believes that its revenues will be in the range of $90 million to $110 million for fiscal 2012.

In conjunction with this release, Universal Display will host a conference call, followed by a question and answer session, on Wednesday, August 8, 2012 at 5:00 p.m. Eastern Time.  Interested parties may participate by calling 877-340-7912 at 5:00 p.m. Eastern Time and referencing conference ID 3189414.  A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Wednesday, August 22, 2012.  The number to call for the taped replay is 888-203-1112, and the conference PIN is 3189414.

The conference call will be simultaneously broadcast live over the Internet through a webcast on the Universal Display website.  To access the call, please visit the Events portion of the website at www.universaldisplay.com.  An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (PANL) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 2,700 issued and pending patents worldwide, including those acquired from Fujifilm. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and white lighting. The company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display, please visit www.universaldisplay.com.

Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of

1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2011. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except for share and per share data)
	June 30,	December 31,
	2012	2011

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 159,599	$ 111,795
Short-term investments	190,417	234,294
Accounts receivable	9,580	10,727
Inventory	8,571	3,843
Other current assets	3,902	1,645
Total current assets	372,069	362,304
PROPERTY AND EQUIPMENT, net	12,011	10,884
ACQUIRED TECHNOLOGY, net	380	391
INVESTMENTS	1,172	-
OTHER ASSETS	289	299

TOTAL ASSETS	$ 385,921	$ 373,878

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 7,071	$ 4,776
Accrued expenses	7,920	9,020
Deferred revenue	5,338	5,534
Other current liabilities	589	187
Total current liabilities	20,918	19,517
DEFERRED REVENUE	3,568	3,874
RETIREMENT PLAN BENEFIT LIABILITY	8,543	8,260

Total liabilities	33,029	31,651

SHAREHOLDERS' EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized,
200,000 shares of Series A Nonconvertible Preferred Stock issued
and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized,
46,453,060 and 46,113,296 shares issued and outstanding at
June 30, 2012 and December 31, 2011, respectively	465	461
Additional paid-in capital	562,152	561,492
Accumulated deficit	(204,128)	(213,871)
Accumulated other comprehensive loss	(5,599)	(5,857)

Total shareholders' equity	352,892	342,227

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 385,921	$ 373,878

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except for share and per share data)
	Three Months Ended June 30,
	2012	2011

REVENUE:
Material sales	$ 12,848	$ 6,681
Royalty and license fees	15,435	2,665
Technology development and support revenue	1,704	1,906
Total revenue	29,987	11,252

OPERATING EXPENSES:
Cost of material sales	1,611	142
Research and development	7,236	5,551
Selling, general and administrative	5,189	4,496
Patent costs	2,255	1,915
Royalty and license expense	786	218
Total operating expenses	17,077	12,322

Operating income (loss)	12,910	(1,070)
INTEREST INCOME	357	184
INTEREST EXPENSE	(18)	(8)
GAIN ON STOCK WARRANT LIABILITY	-	4,496

INCOME BEFORE INCOME TAX EXPENSE	13,249	3,602

INCOME TAX EXPENSE	(2,285)	(289)

NET INCOME	$ 10,964	$ 3,313

NET INCOME (LOSS) PER COMMON SHARE:
BASIC	$ 0.24	$ 0.07
DILUTED	$ 0.23	$ (0.03)

WEIGHTED AVERAGE SHARES USED IN COMPUTING
NET INCOME (LOSS) PER COMMON SHARE:
BASIC	45,953,312	45,024,373
DILUTED	46,857,309	45,201,175

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except for share and per share data)
	Six Months Ended June 30,
	2012	2011

REVENUE:
Material sales	$ 23,377	$ 11,218
Royalty and license fees	15,857	5,334
Technology development and support revenue	3,373	4,301
Total revenue	42,607	20,853

OPERATING EXPENSES:
Cost of marerial sales	2,699	245
Research and development	13,897	12,106
Selling, general and administrative	9,486	8,368
Patent costs	4,123	3,528
Royalty and license expense	1,036	420
Total operating expenses	31,241	24,667

Operating income (loss)	11,366	(3,814)
INTEREST INCOME	714	280
INTEREST EXPENSE	(38)	(18)
LOSS ON STOCK WARRANT LIABILITY	-	(4,430)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	12,042	(7,982)

INCOME TAX EXPENSE	(2,299)	(586)

NET INCOME (LOSS)	$ 9,743	$ (8,568)

NET INCOME (LOSS) PER COMMON SHARE:
BASIC	$ 0.21	$ (0.20)
DILUTED	$ 0.21	$ (0.20)

WEIGHTED AVERAGE SHARES USED IN COMPUTING
NET INCOME (LOSS) PER COMMON SHARE:
BASIC	45,871,166	41,977,113
DILUTED	46,896,898	41,977,113

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 9,743	$ (8,568)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of deferred revenue	(1,837)	(1,479)
Depreciation	927	734
Amortization of intangibles	29	19
Amortization of premium and discount on investments, net	(437)	(166)
Stock-based employee compensation	1,951	2,151
Stock-based non-employee compensation	-	2
Non-cash expense under a materials agreement	-	9
Stock-based compensation to Board of Directors and
Scientific Advisory Board	437	718
Loss on stock warrant liability	-	4,430
Retirement plan benefit expense	777	763
Increase (decrease) in assets:
Accounts receivable	1,147	707
Inventory	(4,728)	(459)
Other current assets	(2,257)	(395)
Other assets	10	(107)
Increase in liabilities:
Accounts payable and accrued expenses	1,899	1,836
Other current liabilities	205	-
Deferred revenue	1,335	1,645

Net cash provided by operating activities	9,201	1,840

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,054)	(1,510)
Purchase of intangibles	(18)	(440)
Purchase of investments	(177,449)	(253,904)
Proceeds from sale of investments	220,552	45,500

Net cash provided by (used in) investing activities	41,031	(210,354)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	137	249,822
Proceeds from the exercise of common stock options and warrants	943	7,543
Payment of withholding taxes related to stock-based employee compensation	(3,508)	(3,980)

Net cash (used in) provided by financing activities	(2,428)	253,385

INCREASE IN CASH AND CASH EQUIVALENTS	47,804	44,871
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	111,795	20,369

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 159,599	$ 65,240